Exhibit 99.1

FOR IMMEDIATE RELEASE

Qualstar Adds Medically Certified Power Supplies to its N2Power Brand Product Portfolio.

Simi Valley, CA (USA) August 28, 2014 – Qualstar Corporation (NASDAQ: QBAK), a designer and manufacturer of high efficiency power supplies, as well as data security and archive storage solutions, announced today that it has expanded its AC-DC power supply offerings by adding high-efficiency Medically Certified Power Supplies to its N2Power brand product portfolio.

The ML Series of AC-DC power supplies range from 5 watts to 1200 watts of power and features universal input with brown out protection in a variety of output voltage models. The 1U/2U dimensions, high power density and efficient design (up to 93%) allow customers to use the ML supplies in a convection cooled environment from a -20C to +50 (+70C de-rated) temperature range. Protection features are included and a True DC OK signal is provided. CE and Safety certifications UL/cUL (Ansi / AAMI ES-60601-1; CAN/CSA-C22.2 No. 60601-1); MOPP, 2xMOPP and NFPA 99 are listed. EMI certifications EN55011, EN61000-3-2, EN61000-3-3 and Immunity certifications EN60601-1-2 & IEC61000-4-2, 3, 4, 5, 6, 8, 11 are also listed. All ML power supplies can be used in a variety of medical or non-medical products, can withstand up to 2G vibrations, and come with a 3 year standard warranty.

“Qualstar is committed to providing a more broad based comprehensive power solutions line,” said Daniel Jan, EVP of Qualstar Corporation. “In adding a wider range of power supplies to our product portfolio, we are able to deliver one-stop shopping for our channel partners and OEM customers. We are dedicated to becoming a premier supplier of feature rich and highly efficient power supply solutions.”

“Our distributors and reps have been pushing hard for us to establish our ultra-small, high efficiency products with medical certifications. The new ML product line release accomplishes this goal,” said Randy Johnson, Qualstar’s Power Solutions VP of Sales. “We have put a winning strategy in place by expanding our product offerings and growing our business.”

Pricing is available upon request. Samples will be available as of September 30th from Qualstar’s extensive N2Power brand distribution network.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. Qualstar's products are known throughout the world for high quality and Simply Reliable™ designs that provide years of trouble-free service. More information is available at www.qualstar.com or by phone at 805-583-7744.

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FORWARD LOOKING STATEMENTS: This press release contains forward-looking statements relating to expectations, plans or prospects for Qualstar Corporation that are based upon the current expectations and beliefs of Qualstar's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Qualstar does not expect to, and disclaims any obligation to, publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Qualstar, however, reserves the right to update such statements or any portion thereof at any time for any reason. In particular, the following factors, among others, could cause actual or future results to differ materially from those suggested by the forward-looking statements: Qualstar's ability to successfully execute on its strategic plan and meet its long-term financial goals; Qualstar's ability to successfully implement and recognize cost savings; Qualstar's ability to develop and commercialize new products; industry and customer adoption and acceptance of Qualstar's new products; Qualstar's ability to increase sales of its products; the rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; adverse changes in market demand for Qualstar's products; increased global competition and pricing pressure on Qualstar's products; and the risks related to actions of activist shareholders, including the amount of related costs.

For further information on these and other and other cautionary statements, please refer to the risk factors discussed in Qualstar's filings with the U.S. Securities and Exchange Commission including, but not limited to, Qualstar's Annual Report on Form 10-K for the fiscal year ended June 30, 2013, the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of such Form 10-K, and any subsequently filed reports. All documents also are available without charge through the SEC's website (www.sec.gov) or from Qualstar's website (www.qualstar.com).

CONTACT INFORMATION:

Heather Mayer, Director of Marketing

heather.mayer@qualstar.com

805-416-7001